Exhibit 5

                      Culligan Water Technologies, Inc.
                            One Culligan Parkway
                         Northbrook, Illinois 60062

                                                May 22, 1998

Culligan Water Technologies, Inc.
One Culligan Parkway
Northbrook, Illinois 60062

      Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

      I am Vice President, General Counsel and Secretary of Culligan Water Technologies, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the preparation of a registration statement on Form S-3, relating to the sale by certain stockholders of the Company of up to 687,639 shares (the "Shares") of the common stock of the Company, par value $0.01 per share (the "Common Stock").

      This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

       I have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), (b) the Exchange Agreement, dated as of January 1, 1998, among the Company and Paul Van Camp, Bruce Van Camp and Paul Jansen in connection with the acquisition by the Company of all of the capital stock of, or other ownership interests in, Southern Ohio Water Treatment Systems, Inc.--Middletown, Southern Ohio Water Treatment Systems, Inc.--Springfield, Southern Ohio Water Treatment Systems, Inc.--Zanesville, Culligan Water Conditioning of Cleveland, Inc., 224 V.C. Inc., Southern Ohio Water Treatment Systems, Inc, Central Ohio Water Treatment Systems, Inc, a sole proprietorship doing business as Culligan Water Conditioning of Lancaster, OH and a partnership doing business as Culligan Water Conditioning of Richmond, IN and the real property and improvements thereon used in the businesses located in Middletown, OH (the "Van Camp Agreement"), (c) the Agreement and Plan of Merger, dated as of January 9, 1998, in connection with the merger of a subsidiary of the Company with and into Winokur Water Conditioning, Inc. and the real property and improvements thereon used in the businesses located in Bethel, Connecticut, South Windsor, Connecticut, and West Warwick, Rhode Island by Richard M. Winokur, Trustee of the Winokur Water Trust (the "Winokur Agreement"), (d) the Stock Purchase Agreement, dated as of March 24, 1998, in connection with the acquisition by a subsidiary of the Company of the stock of Colorado Water Technologies, Inc., a Colorado corporation, doing business as Mile Hi Culligan (the "Marotta Agreement" and together with the Van Camp Agreement and the Winokur Agreement, the "Agreements") (e) a specimen certificate evidencing the Common Stock, (f) the Restated Certificate of Incorporation of the Company, as presently in effect, (e) the Amended and Restated By-Laws of the Company, as presently in effect, (g) certain resolutions of the Board of Directors of the Company relating to, among other things, the Agreements and (h) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

      In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others.

      I am admitted to the Bar of the State of New York and I do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

      Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

      I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

                             Very truly yours,


                             /s/Edward A. Christensen, Esq.